UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Whitehall Jewellers, Inc.

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WHITEHALL JEWELLERS, INC.
155 North Wacker Drive
Suite 500
Chicago, Illinois 60606
First Supplement to Proxy Statement
January 12, 2006
Dear Stockholder:
      On or about December 27, 2005, we mailed to you a definitive proxy statement relating to a special meeting of stockholders of Whitehall Jewellers, Inc., a Delaware corporation, to be held on January 19, 2006 in connection with a series of financing transactions that the company entered into on October 3, 2005 with investment funds managed by Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. in an effort to improve the company’s financial condition and liquidity. The matters to be considered at the meeting are of great importance to your investment and to the future of the company.
      The accompanying proxy supplement contains additional information about the company and the financing. We urge you to read this document carefully and in its entirety. We also urge you, if you have not done so already, to read the definitive proxy statement dated December 27, 2005 carefully and in its entirety.
      The special meeting will be held at 10:00 a.m. (local time) on Thursday, January 19, 2006, at the Hotel Allegro, 171 W. Randolph Street, Chicago, Illinois 60601.
      At the special meeting, stockholders will be asked to:

1. approve the issuance of shares of our common stock pursuant to the terms of our secured convertible notes;

2. approve an amendment to our certificate of incorporation to effect a 1-for-2 reverse stock split of our capital stock;

3. elect two (2) Class I directors, two (2) Class II directors and one (1) Class III director; and

4. transact such other business, if any, as may properly come before the special meeting or any adjournments thereof.
      Stockholder approval of the foregoing is a condition precedent to the obligations of Prentice and Holtzman to consummate the financing. We believe the financing arrangements provided by Prentice and Holtzman offer us a comprehensive approach to our financial condition and liquidity issues. In addition, the bridge loan that we entered into with Prentice and Holtzman in connection with the financing will need to be repaid in January. The financing will provide funds that we will use to repay the bridge loan as well as additional funds for use in our operations.
      The Board of Directors believes that it is vitally important that you approve the proposals described in the definitive proxy statement and elect the director nominees named in the definitive proxy statement. If the company does not secure financing, there is substantial doubt as to whether the company will have sufficient capital to continue to operate its business as currently conducted.
      We have enclosed a WHITE proxy card with this proxy supplement. If you have already delivered a properly executed proxy to us, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed WHITE proxy card.
      We hope that you can attend the special meeting of stockholders.

Sincerely,

Robert L. Baumgardner
Chief Executive Officer

WHITEHALL JEWELLERS, INC.
155 North Wacker Drive
Suite 500
Chicago, Illinois 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 19, 2006

First Supplement to Proxy Statement
To our Stockholders:
      On or about December 27, 2005, we mailed to you a definitive proxy statement relating to a special meeting of stockholders of Whitehall Jewellers, Inc., a Delaware corporation, to be held on January 19, 2006 in connection with a series of financing transactions that the company entered into on October 3, 2005 with investment funds managed by Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. in an effort to improve the company’s financial condition and liquidity.
      The accompanying proxy supplement contains additional information about the company and the financing. We urge you to read this document carefully and in its entirety. We also urge you, if you have not done so already, to read the definitive proxy statement dated December 27, 2005 carefully and in its entirety.
      The special meeting of stockholders will be held at 10:00 a.m. (local time) on Thursday, January 19, 2006, at the Hotel Allegro, 171 W. Randolph Street, Chicago, Illinois 60601 for the following purposes:

1. to approve the issuance of shares of our common stock pursuant to the terms of our secured convertible notes;

2. to approve an amendment to our certificate of incorporation to effect a 1-for-2 reverse stock split of our capital stock;

3. to elect two Class I directors, two (2) Class II directors and one (1) Class III director; and

4. to transact such other business, if any, as may properly come before the special meeting or any adjournments thereof.
      The Board of Directors has fixed the close of business on December 9, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders.
      Whether or not you plan to attend the meeting in person, you are urged to complete, sign, date and return the enclosed WHITE proxy card in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares in person.
      This proxy supplement, dated January 12, 2006, is first being sent to stockholders on or about January 13, 2006.

By Order of the Board of Directors,

Jean K. FitzSimon
Senior Vice President, General Counsel and Secretary
January 12, 2006

First Supplement to Proxy Statement

FIRST SUPPLEMENT TO PROXY STATEMENT
INTRODUCTION
      Except as described in this proxy supplement, the information provided in the definitive proxy statement dated December 27, 2005, which we refer to in this proxy supplement as the definitive proxy statement, previously mailed to Whitehall stockholders on or about December 27, 2005, continues to apply. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current. If you need another copy of the definitive proxy statement, please call our proxy solicitor D.F. King & Co., Inc., at the address or telephone number set forth below. The definitive proxy statement is also available to the public from the SEC’s website at http://www.sec.gov.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll Free: 800-949-2583
or
Banks and Brokers, Call Collect: 212-269-5550
      This proxy supplement is being mailed to Whitehall stockholders who are eligible to vote at the special meeting of Whitehall stockholders being held for the purposes set forth in the definitive proxy statement. All holders of record of Whitehall’s common stock at the close of business on December 9, 2005 are entitled to vote at the special meeting and any adjournments or postponements thereof. Whitehall intends to mail this proxy supplement and the accompanying WHITE proxy card on or about January 13, 2006 to all stockholders entitled to vote at the special meeting.
      We urge you to read carefully this proxy supplement, together with the definitive proxy statement. The information contained in this proxy supplement supplements, replaces and supersedes certain information set forth in the definitive proxy statement.
      References in this proxy supplement to the “Company,” “Whitehall Jewellers,” “Whitehall,” “we,” “us,” and “our” refer to Whitehall Jewellers, Inc. and its subsidiaries. Our fiscal year ends January 31. References to fiscal years by date refer to the fiscal year beginning February 1 of that calendar year. For example, “fiscal year 2004” began on February 1, 2004 and ended on January 31, 2005.
      Capitalized terms that are used but not defined in this proxy supplement have the meanings set forth in the definitive proxy statement. This proxy supplement should be read together with the definitive proxy statement.
UPDATE TO “ABOUT THE SPECIAL MEETING”
      This update supplements the information contained in the section of the definitive proxy statement titled “About the Special Meeting — Who will bear the costs of soliciting votes for the meeting?”
Who will bear the costs of soliciting votes for the meeting?
      In January 2006, the Company agreed to increase the fee payable to D.F. King & Co., Inc., who is, among other things, soliciting proxies and assisting us in the distribution of proxy materials., up to an amount not to exceed $75,000 plus reasonable out-of-pocket expenses for its services.

UPDATE TO “PROPOSAL 1 ISSUANCE OF SHARES OF COMMON STOCK
PURSUANT TO THE SECURED CONVERTIBLE NOTES”
      This update supplements the information contained in the section of the definitive proxy statement titled “Proposal 1 Issuance of Shares of Common Stock Pursuant to the Secured Convertible Notes — Background of the Financing.”
Background of the Financing
      After the close of business on Saturday, December 24, 2005, Newcastle sent an email to the Company indicating that it was delivering an executed copy of an acceptable form of the confidentiality agreement that was originally delivered to it on December 16, 2005. (Pursuant to the terms of the Purchase Agreement, the confidentiality agreement was a condition to the Company discussing non-public information with Newcastle. Newcastle had requested such non-public information in its December 16, 2005 letter to the Board, which it maintained it required in order to provide the Board with a copy of its financing proposal or evidence of its ability to satisfy its refinancing conditions.) On December 27, 2005, representatives of the Company received the confidentiality agreement signed by Newcastle and the Company executed it on that day.
      On December 27, 2005, the Company filed a definitive proxy statement with the SEC requesting that stockholders (i) approve the issuance of shares of common stock pursuant to the terms of the Company’s secured convertible note; (ii) approve an amendment to the Company’s certificate of incorporation to effect a 1-for-2 reverse stock split of the Company’s capital stock; (iii) elect two Class I directors, two Class II directors, and one Class III director; and (iv) transact any other business, if any, as may properly come before the special meeting or any adjournments thereof.
      On December 28, 2005, representatives of the Company and its legal advisors met with Newcastle by conference call regarding the Newcastle Tender Offer. Newcastle responded to certain of the Company’s questions set forth in its December 16, 2005 letter about Newcastle’s ability to finance the required refinancing and otherwise consummate the transaction, but Newcastle did not provide any written confirmation of that information. Nonetheless, based upon Newcastle responses, the Company determined that certain non-public information would be provided, as Newcastle had requested, in order to facilitate Newcastle’s financing efforts. Thereafter, voluminous non-public financial and other information was provided to Newcastle when requested.
      On December 30, 2005, representatives of the Company and its legal advisors held another conference call with Newcastle to discuss the Newcastle Tender Offer. The Company representatives reiterated that, due to the timing constraints presented under the terms of the Purchase Agreement, the Bridge Loan Agreement and the Company’s senior credit facility, as well as the positions of the Company’s lenders and vendors, it was imperative to get the required information as soon as practicable to determine the likelihood that the Newcastle Tender Offer would be consummated. The Company representatives requested that Newcastle deliver a written firm commitment letter for the refinancing, as described previously. The Company representatives again noted that Newcastle would have to have the funds available to assume or replace the Bridge Loan Agreement. The parties discussed that such documentation and financing would have to be placed in escrow before the Board could determine that the transaction constituted a Superior Proposal and, therefore, provide notice to Prentice that it had received a Superior Proposal. The parties also discussed the conditionality of Newcastle’s offer, particularly when compared to the relatively limited conditions under the Purchase Agreement, and the need for Newcastle to agree to acquire all of the Company’s shares. Newcastle and its representatives agreed to prepare and provide the Company with drafts of a merger agreement, bridge loan and other relevant documentation. Company representatives stated that Newcastle had until January 4, 2006 to that respond to the concerns of the Company. Additional non-public information was provided to Newcastle when requested.
      On the morning of January 4, 2006, Newcastle issued a press release announcing its intention to amend the terms of its original tender offer. Late on January 4, 2006, Newcastle filed an amendment to the Schedule TO, detailing the modifications to the Newcastle Tender Offer as initially disclosed in its press release. Neither of these documents provided the assurances requested by the Company during its prior discussions with Newcastle, including any specific details about, or firm commitments for, its financing of any aspect or element of the Newcastle Tender Offer. The modifications to the tender offer included increasing the per share consideration to be paid in the Newcastle Tender from $1.20 to $1.50, deleting or modifying a number of the conditions to the closing of the Newcastle Tender Offer and extending the expiration date of the Newcastle Tender Offer from January 4, 2006 to January 27, 2006. Newcastle also announced that, as of the close of business on January 3, 2006, only 3,303,554 shares of common stock had been tendered in and not withdrawn from the Newcastle Tender Offer.
      Late in the afternoon on January 4, 2006, Newcastle provided Company representatives with a copy of an unsigned proposal letter from a lender, which Newcastle assured the Company would be approved and signed by the lender the next day. The proposal letter related to a $140 million credit facility, which financing was subject to appraisal; financial and other due diligence; structuring and negotiation of definitive terms and documents; approval of the lender’s credit committee; no material adverse change; and Newcastle providing a minimum of $55 million in equity to fund the acquisition, plus additional equity or junior capital to provide a minimum of $35 million in availability at closing.
      In addition, on January 4, 2006, pursuant to its authority under the rights agreement the Board postponed the “Distribution Date” (as such term is defined in the Company’s Amended and Restated Stockholder Rights Agreement) under the rights agreement to the close of business on the date that is one business day prior to any publicly announced expiration date of the Newcastle Tender Offer, with respect, and only with respect to, the Newcastle Tender Offer.
      On January 5, 2006, the Company issued a press release announcing sales for November and December 2005 and filed a Form 8-K with the SEC relating to the same. The text of the press release is as follows:

“Chicago, Illinois, January 5, 2006 — Whitehall Jewellers, Inc. (OTC: JWLR.PK; the “Company”) today announced sales for November and December 2005 increased to $111.0 million, compared to $110.8 million for the same period in 2004. Comparable store sales declined 0.3% for the two-month period, versus a 9.0% decrease for November and December 2004.

“During the November/December period the Company ran store closing/inventory liquidation sales in the 77 stores it plans to close. Sales in those stores increased to $15.2 million compared to $13.8 million last year. Two of the 77 stores have been closed and the balance of the stores are expected to close before the end of the first quarter. Comparable store sales in ongoing stores for the November/December period decreased 1.8% compared to a decrease of 8.4% last year.

“Year-to-date sales through December 31, 2005 decreased 3.2% to $309.3 million, versus $319.5 million for the eleven-month period last year. Comparable store sales for the eleven-month period ended December 31, 2005 decreased 4.1% compared to a 3.6% decrease for the eleven-month period ended December 31, 2004.

“Robert Baumgardner, Chief Executive Officer commented, “After all of the distractions of this past year, I am gratified that holiday sales strengthened at the end of the season and that the Company exceeded recent sales trends. We look forward to focusing management’s full attention to improving our business with new initiatives intended to increase sales and profits.””

      Late on January 5, 2006, Newcastle filed an Amendment No. 5 to the Tender Offer Statement on the Schedule TO to disclose that Newcastle filed a complaint (the “Complaint”) with the United States District Court for the Southern District of New York against the Company, Prentice and Holtzman Opportunity Fund, L.P. (“Holtzman”). In general, the Complaint alleges that the Company, Prentice and Holtzman have engaged in a series of violations of the federal securities laws, including violations of tender offer rules and regulations. For the Company specifically, the Complaint alleges it (i) violated Delaware corporate law by favoring Prentice and Holtzman for the refinancing of the credit debt, (ii) falsified the proxy for asserting that a majority vote is sufficient to approve the reverse stock split, and (iii) violated the federal proxy laws by failing to disclose the alleged activities of Prentice and Holtzman. Newcastle is seeking declaratory and injunctive relief. The Company intends to vigorously defend the litigation.

      That evening the Board met to consider its recommendation with respect to the revised Newcastle Tender Offer.
      On the morning of January 6, 2006, Newcastle sent to the Company’s representatives a letter it had delivered to the Court requesting the Court require the Company to make expedited discovery to Newcastle.
      On January 6, 2006, the Board met by teleconference to consider its recommendation with respect to the revised offer.
      Shortly before that meeting, Newcastle’s legal advisor emailed to the Company’s legal advisors a draft of a proposed merger/tender agreement. In the correspondence which accompanied the merger agreement, Newcastle also mentioned it would be delivering to the Company by the end of that same business day a draft of a loan agreement, using the Prentice loan agreement as a model.
      On January 6, 2006, the Company filed with the SEC its Amendment No. 1 to the Solicitation/Recommendation Statement on Schedule 14D-9 that the Company had filed with the SEC on December 16, 2005, which was filed in response to the Schedule TO filed by Newcastle on December 5, 2005. The Board unanimously recommended that the Company stockholders reject the Newcastle Tender Offer in its current form and not tender their shares of the Company’s common stock to Newcastle. The Board unanimously reaffirmed its recommendation of the transactions contemplated by the Purchase Agreement. The text of the Board’s recommendation and its reasons relating thereto are set forth in Amendment No. 1 to the Solicitation/ Recommendation Statement filed on Schedule 14D-9.
      As disclosed in that Amendment No. 1, in reaching its determination to recommend that the Whitehall stockholders reject the Newcastle Tender Offer, the Board considered numerous factors in consultation with the management of the Company and the financial and legal advisors to the Company, including but not limited to the following: the Board’s view that the Newcastle Tender Offer was not credible, particularly in view of prior experiences with Newcastle offers, the fact that Newcastle is attempting to acquire control of the Board through its proxy solicitation without paying any consideration, and the imperative that unless the Company secures financing in the near-term, the Company likely may be forced to pursue a restructuring under applicable bankruptcy law.
      On January 9, 2006, the Company filed with the SEC Amendment No. 2 and Amendment No. 3 to the Solicitation/ Recommendation Statement on Schedule 14D-9 that the Company had originally filed with the SEC on December 16, 2005, announcing, among other things, that it had learned that Newcastle’s potential lender would not proceed with its proposal to finance Newcastle’s replacement of the Company’s senior credit facility at that time.
      The Board delivered a letter dated January 9, 2006 to its stockholders in which it unanimously recommended that the Company’s stockholders reject the Newcastle Tender Offer in its current form and not tender their shares to Newcastle. The Board also unanimously reaffirmed its recommendation of the transactions contemplated by the Purchase Agreement. The full text of this letter is set forth in Amendment No. 2 to the Solicitation / Recommendation Statement filed on Schedule 14D-9.
      Later on January 9, 2006 the Board delivered a letter to Newcastle. The full text of the January 9, 2006 letter to Newcastle is set forth in Amendment No. 3 to the Solicitation / Recommendation Statement filed on Schedule 14D-9. In the letter, the Board noted, among other things, that Newcastle’s potential lender would not proceed with its proposal to finance Newcastle’s replacement of the Company’s senior credit facility and that (i) Newcastle’s condition to its tender offer that the senior credit facility be refinanced could not be satisfied, (ii) Newcastle had not provided information about funding for its condition that the $30 million Prentice bridge loan be refinanced with Board approval, (iii) Newcastle had not detailed its plans with respect to the Company’s vendors, (iv) Newcastle had not detailed its plans with respect to required working capital and (v) Newcastle has not committed to an escrow during the Prentice “match period.” The Company issued a press release on January 9, 2006 disclosing the full text of the January 9, 2006 letter to Newcastle. The full text of the press release is set forth in Amendment No. 4 to the Solicitation / Recommendation Statement filed on Schedule 14D-9, that was filed with the SEC on January 10, 2006.

      On January 9, 2006, Newcastle issued a press release announcing that it had eliminated the financing contingency from its tender offer and on January 10, 2006 Newcastle filed an amendment to the Schedule TO, detailing the modifications to the tender offer. Also on January 9, 2006 Newcastle responded by letter to the Company’s letter of January 9, 2006. The text of the January 9, 2006 Newcastle letter is set forth in its Amendment to Schedule TO filed with the SEC on January 10, 2006.
      On January 11, 2006, the Company issued a press release in response to the Newcastle revised offer and also responded by letter to Newcastle. The Company noted, among other things, that to consider whether the Newcastle proposal is a “superior offer” under the terms of the Prentice Agreement, the Board requires that Newcastle provide conclusive evidence that it has the cash to complete a transaction as well as evidence of its ability and commitment to promptly complete a transaction. The Board requested Newcastle to provide such evidence. The full text of the January 11, 2006 letter from the Board to Newcastle is set forth in Amendment No. 5 to the Solicitation / Recommendation Statement filed on Schedule 14D-9, that was filed with the SEC on January 11, 2006.
UPDATE TO “PROPOSAL 2 AMENDMENT TO THE SECOND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-2
REVERSE STOCK SPLIT”
      This update supplements the information contained in the section of the definitive proxy statement titled “Proposal 2 Amendment to the Second Restated Certificate of Incorporation to Effect a 1-for-2 Reverse Stock Split — General.”
      On January 10, 2006, the Company set a date of January 20, 2006 as the record date for the one for two reverse stock split to be effected in connection with the various financing transactions that the Company has entered into with Prentice and Holtzman.
UPDATE TO “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT”
      This update supplements the information contained in the section of the definitive proxy statement titled “Security Ownership of Certain Beneficial Owners and Management.”
      On January 6, 2006, Prentice Capital Management, LP, PWJ Lending LLC, PWJ Funding LLC and Michael Zimmerman jointly filed Amendment No. 4 to Schedule 13D/ A, filed on October 13, 2005, as previously amended by Amendment No. 1 filed on October 31, 2005, Amendment No. 2 filed on December 12, 2005 and Amendment No. 3 filed on December 13, 2005, which amends the Schedule 13D (File Number 005-46037). In this filing, Prentice disclosed that, on January 5 and 6, 2006, PWJ Funding acquired in two separate privately negotiated transactions 163,433 and 612,000 shares of the Company’s Common Stock, respectively, together with irrevocable proxies to vote such shares or an agreement from the seller of such shares to vote those shares in favor of the proposals to be considered at the special meeting of the Company’s stockholders scheduled for January 19, 2006. The foregoing is based solely on the information contained in Amendment No. 4 to Schedule 13D/ A filed by Prentice and its affiliates on January 6, 2006. After giving effect to these acquisitions of the Company’s Common Stock, Prentice may be deemed to beneficially own 2,869,779 shares, which represents approximately 17.12% of the Company’s Common Stock outstanding as of December 9, 2005. In addition, if the Notes are issued as described in the definitive proxy statement, then Prentice and its affiliates at that time may be deemed to beneficially own, in addition to the shares described above, an aggregate of up to 68,020,815 shares of Common Stock potentially issuable upon conversion of the Notes, including interest shares (described in the definitive proxy statement).
      On January 9, 2006, Seymour Holtzman, SH Independence, LLC, Holtzman Financial Advisors, LLC and Holtzman Opportunity Fund, L.P. (“Opportunity”) jointly filed Amendment No. 2 to Schedule 13D filed with the SEC on November 1, 2005, as amended. This filing disclosed that, on January 5, 2006, Opportunity purchased 153,600 shares of the Company’s Common Stock from Couchman Capital LLC in a privately negotiated transaction at a price of $1.20 per share. The amount of funds expended for such purchase was

$184,320, which was funded by working capital. It was also disclosed that on January 6, 2006, Opportunity purchased 204,000 shares of the Company’s Common Stock from Myron Kaplan in a privately negotiated transaction at a price of $1.20 per share, subject to adjustment under certain negotiated circumstances. The amount of funds expended for such purchase was $244,800, which was funded by working capital. In connection with Opportunity’s negotiated purchase of 204,000 shares of Common Stock on January 6, 2006, the seller, which was the record holder of such shares as of the record date for the special meeting of the Company’s stockholders scheduled for January 19, 2006, agreed to vote such shares, as well as 612,000 shares purchased by Prentice Capital Management L.P. (“Prentice”) from the same seller pursuant to the same letter agreement, in favor of the proposals being submitted by the Company’s management for approval at such meeting, including electing director nominees, approving the issuance of shares of Common Stock pursuant to the terms of the Notes, and approving an amendment to the Company’s certificate of incorporation to effect a 1-for-2 reverse stock split. Pursuant to such letter agreement, the purchasers agreed that in the event that Newcastle Partners, L.P. (“Newcastle”) consummates a tender offer for shares of Common Stock at a price in excess of $1.20 per share, the purchasers would pay the seller the difference between $1.20 per share and the per share price paid by Newcastle in connection with such a tender offer. Opportunity expects that any shares of Common Stock beneficially owned by it at the time of the special meeting of the Company’s stockholders will be voted in favor of the proposals being submitted by the Company’s management, which was a purpose of Opportunity’s recent purchases of Common Stock. The foregoing is based solely on the information contained in Amendment No. 2 to Schedule 13D/ A filed by Opportunity, Seymour Holtzman and their affiliates on January 9, 2006. After giving effect to these acquisitions of the Company’s Common Stock, Seymour Holtzman and Opportunity may be deemed to beneficially own 1,055,716 shares, which represents approximately 6.30% of the Company’s Common Stock outstanding as of December 9, 2005. In addition, if the Notes are issued as described in the definitive proxy statement, then Opportunity and Seymour Holtzman at that time may be deemed to beneficially own, in addition to shares described above, an aggregate of up to 22,666,667 shares of Common Stock potentially issuable upon conversion of the Notes, including interest shares (described in the definitive proxy statement).
UPDATE TO “ABOUT THE COMPANY AND THE BUSINESS”
      This update supplements the information contained in the section of the definitive proxy statement titled “About the Company and Business — Litigation.”
Litigation
      On January 5, 2006, Newcastle filed an Amendment No. 5 to the Tender Offer Statement on the Schedule TO to disclose that Newcastle filed a complaint (the “Complaint”) with the United States District Court for the Southern District of New York against the Company, Prentice and Holtzman Opportunity Fund, L.P. (“Holtzman”). In general, the Complaint alleges that the Company, Prentice and Holtzman have engaged in a series of violations of the federal securities laws, including violations of tender offer rules and regulations. For the Company specifically, the Complaint alleges it (i) violated Delaware corporate law by favoring Prentice and Holtzman for the refinancing of the credit debt, (ii) falsified the proxy for asserting that a majority vote is sufficient to approve the reverse stock split, and (iii) violated the federal proxy laws by failing to disclose the alleged activities of Prentice and Holtzman. Newcastle are seeking declaratory and injunctive relief. The Company intends to vigorously defend the litigation.
FORWARD-LOOKING STATEMENTS
      This proxy supplement and the definitive proxy statement, including the documents incorporated by reference herein or therein, if any, contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of our management as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this proxy supplement or the definitive proxy statement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “opinion,” “will” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this proxy supplement or the definitive proxy statement, as applicable, with respect to future events, the outcome of which is subject to certain risks, including the factors described herein, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements.
      The following factors, among others, may impact forward-looking statement contained in this proxy supplement and the definitive proxy statement and in the documents incorporated by reference herein or therein, if any: (1) our ability to execute our business strategy and our continued net losses and declines in comparable store sales; (2) our ability to manage our liquidity and to obtain adequate financing on acceptable terms and the effect on us if an event of default were to occur under any of the Company’s financing arrangements; (3) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (4) reduced levels of mall traffic caused by economic or other factors; (5) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin;(6) the high degree of fourth quarter seasonality of our business and the impact on our sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel and disruptions caused by the loss of key personnel; (9) the availability, terms and cost of consumer credit; (10) relationships with suppliers including the timely delivery to us of appropriate merchandise on acceptable payment, delivery and other terms; (11) our ability to maintain adequate information systems, capacity and infrastructure; (12) our leverage and cost of funds and changes in interest rates that may increase financing costs; (13) developments relating to the Securities Purchase Agreement, Notes, Warrants and Registration Rights Agreement, including the impact of any adverse developments with respect to such agreements, that may require the Company to seek new financing, for which there can be no assurance of availability on acceptable terms or at all; (14) the lease termination and other expenses that we will incur in connection with closing stores and the revenues we achieve in the liquidation of their inventory and associated inventory valuation allowances taken; (15) our ability to maintain adequate loss prevention measures, especially in connection with stores to be closed; (16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of our future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney’s Office, the SEC investigation, and stockholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.
      You should rely only on the information contained in this proxy supplement and the definitive proxy statement and in the documents incorporated by reference herein or therein, if any. We have not authorized any other person to provide you with information different from that contained in this proxy supplement and the definitive proxy statement. If anyone provides you with different or inconsistent information, you should not rely on it. The information appearing herein is accurate only as of the date on the front cover of any issuance of our Common Stock. Our business, financial condition, results of operation and prospectus may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
      If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Accordingly, please vote your shares according to the enclosed voting instruction form or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your shares. Whitehall urges you to confirm in writing your instructions to Whitehall in care of the address provided below so that Whitehall will be aware of all instructions given and can attempt to ensure that such instructions are followed.
      If you have any questions or require any additional information concerning our proxy statement or this proxy solicitation, please contact our proxy solicitor, D.F. King & Co., Inc., at the address or telephone number set forth below.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll Free: 800-949-2583
or
Banks and Brokers, Call Collect: 212-269-5550